Exhibit 99.2
Dana Appoints Robert H. Marcin Chief Administrative Officer
TOLEDO, Ohio — February 6, 2008 — Dana Holding Corporation (NYSE: DAN) today announced that Robert H. Marcin has joined the company as Chief Administrative Officer. In this capacity, Marcin will take on leadership responsibility for human resources, corporate communications, government relations, and labor relations.
“Bob brings a wealth of expertise and experience across these inter-related functions,” said Dana Executive Chairman and Acting CEO John Devine. “He’s a proven leader with the ideal mix of talent and experience to lead the continued development of these areas into world-class functions for Dana.”
Marcin comes to Dana after a successful 35-year career spanning several disciplines and industries. Most recently, he served as Senior Vice President, Human Resources and Corporate Relations for Visteon Corporation based in Van Buren Township, Mich., from which he retired in 2007. Previously, he served in a number of senior labor relations and human resources positions at Ford Motor Company’s world headquarters. Marcin also spent significant time at two Ford subsidiaries, serving as Executive Vice President and Director of Human Resources at First Nationwide Financial Corporation in San Francisco, Calif., and Director of Industrial Relations for Ford Aerospace & Communications Corporation in Palo Alto, Calif.
Marcin earned a Bachelor of Science degree in Management Sciences from the State University of New York and a master’s degree in Business Administration from California State University. He also serves on the Karmanos Cancer Institute Board in Detroit and is Vice Chairman of the Board of the American Society of Employers.
About Dana Holding Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal-management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle and engine manufacturer in the global automotive, commercial vehicle, and off-highway markets, which collectively produce more than 70 million vehicles annually. Based in Toledo, Ohio, the company’s continuing operations employ approximately 35,000 people in 26 countries and reported 2006 sales of $8.5 billion, with more than half of this revenue derived from outside the United States. For more information, please visit: http://www.dana.com/.
Media Contact
Chuck Hartlage: (419) 535-4728
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